Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the PAX World Funds Series Trust I and to the use of our report dated May 18, 2007 on the financial statements and financial highlights of the Women’s Equity Fund (formerly a series of Professionally Managed Portfolios), a series of PAX World Funds Series Trust I.   Such financial statements and financial highlights appear in the 2007 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/	TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 26, 2008